EXHIBIT 10.4

[NorthStar Healthcare Income, Inc. Letterhead]

November 7, 2014
FC Domino Acquisition, LLC
3820 Mansell Road, Suite 280
Alpharetta, GA 30022

Re: Project Espresso

Gentlemen:

Reference is made to the Share Purchase Agreement, dated as of the date hereof (as it may be amended from time to time, the “Purchase Agreement”), between FC Domino Acquisition, LLC, a Delaware limited liability company (“Purchaser”), and Extendicare International, Inc., a corporation existing under the laws of Canada (“Vendor”), pursuant to which, among other things, Purchaser has agreed to purchase from Vendor, and Vendor has agreed to sell to Purchaser, all of the issued and outstanding shares of Extendicare Holdings Inc., a corporation existing under the laws of Wisconsin (the “Transaction”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement. This letter is being delivered to Purchaser in connection with the execution and delivery of the Purchase Agreement by Purchaser and Vendor.
This letter confirms the commitment of NorthStar Healthcare Income Operating Partnership, LP, a Delaware limited partnership (“NorthStar”), subject to the terms and conditions set forth herein, to invest up to $90,000,000 (the “Commitment Amount”) in Purchaser, directly or indirectly through one or more intermediate entities, in exchange for equity of Purchaser, solely for the purpose of funding, and to the extent necessary to fund, a portion of the Purchase Price payable to Vendor pursuant to and in accordance with the Purchase Agreement and related costs and expenses, provided that NorthStar shall not, under any circumstances, be obligated to contribute to Purchaser more than the Commitment Amount. NorthStar’s obligation to fund the Commitment Amount is subject to (a) the satisfaction, or waiver by Purchaser, of the conditions precedent to Purchaser’s obligation to consummate the Closing contained in the Purchase Agreement and (b) Purchaser’s receipt of the Debt Financing, and such funding by NorthStar shall only occur contemporaneously with the Closing, if the Closing shall occur. For the avoidance of doubt, if the Closing shall not occur for any reason, NorthStar shall have no obligation to fund the Commitment Amount. The amount to be funded hereunder shall be reduced on a dollar-for-dollar basis with the commitments under the other Equity Commitment Letters (collectively, the “Other Equity Commitments”), pro rata based on the respective Commitment Amounts set forth in this letter and in such Other Equity

Commitments, in the event that, after taking into account the proceeds of the Debt Financing and available cash of EHI or its Subsidiaries, Purchaser does not require the full Commitment Amounts.
NorthStar hereby represents and warrants that it has, and at the Closing will have, available investor commitments for undrawn funds or otherwise has available funds sufficient to fund the Commitment Amount, subject to the terms and conditions hereof.
NorthStar’s obligation to fund the Commitment Amount may not be assigned without the prior written consent of Purchaser; provided, that NorthStar may assign all or a portion of its obligations to fund the Commitment Amount to an affiliate or to an entity managed by or advised by an Affiliate of NorthStar; provided, further, that any such assignment shall not relieve NorthStar of its obligations hereunder except to the extent actually performed or satisfied by the assignee. Any attempt to make such an assignment in violation of this paragraph shall render such assignment void ab initio.
This letter shall be binding solely on, and inure solely to the benefit of, NorthStar, Purchaser and their respective successors and permitted assigns, and nothing in this letter, express or implied, is intended to, or shall be construed to, confer upon or give to any person (including any party to the Purchase Agreement) other than NorthStar, Purchaser and their respective successors and permitted assigns any benefits, rights or remedies of any nature whatsoever under or by reason of, or any rights to enforce or cause Purchaser to enforce, any provisions of this letter. Notwithstanding the foregoing, if Purchaser is obligated to consummate the Closing pursuant to the terms and conditions of the Purchase Agreement, Vendor shall have the right to cause Purchaser to enforce the provisions of this letter in accordance with, and subject to the limitations set forth in, Section 10.7 of the Purchase Agreement; provided, that Vendor, by the acceptance of the benefits of this letter and such right, hereby agrees to and accepts each of the terms and conditions of this letter.
Concurrently with the execution and delivery of this letter, NorthStar is executing and delivering to Vendor, in its capacity as a Guarantor of certain of Purchaser’s monetary obligations under the Purchase Agreement, a limited guarantee, to be dated as of the date hereof (the “Limited Guarantee”). Vendor’s and any Vendor Related Party’s (as defined in the Limited Guarantee) sole and exclusive remedies against the Purchaser, the Guarantor and any Guarantor Related Party (in each case, as defined in the Limited Guarantee) in respect of any liabilities or obligations arising under, or in connection with, the Purchase Agreement, or the transactions contemplated thereby, the negotiation thereof or any oral representations made or alleged to be made in connection therewith, including in the event that Purchaser breaches its obligations under the Purchase Agreement (whether or not Purchaser’s breach is caused by NorthStar’s breach of its obligations under this letter) shall be (a) Vendor’s remedies against (i) the Guarantor under the Limited Guarantee solely with respect to Retained Guarantee Claims (as defined in the Limited Guarantee) and (ii) Purchaser solely with respect to Retained Purchase Agreement Claims (as defined in the Limited Guarantee) and (b) Vendor’s rights to specific performance pursuant to, but subject to the terms and conditions of, this letter and the Purchase Agreement. Nothing contained herein shall entitle Purchaser, Vendor, any Vendor Related Party or any other person to (y) enforce specifically the Debt Commitment Letter(s) or (z) otherwise have any rights against NorthStar, any Guarantor Related Party or any other Person under the Debt Commitment Letter(s).

This letter, and NorthStar’s obligation to fund the Commitment Amount, will terminate automatically and immediately upon (a) the termination of the Purchase Agreement, (b) any modification, amendment or waiver of any provision of the Purchase Agreement, the Other Equity Commitments or the limited guarantee delivered to Vendor on the date hereof by Safanad Management Limited in its capacity as a guarantor of certain of Purchaser’s monetary obligations under the Purchase Agreement (the “Safanad Limited Guarantee” and, together with the Limited Guarantee, the “Investor Limited Guarantees”) without NorthStar’s prior written consent, (c) Vendor or any Vendor Related Party asserting or filing, directly or indirectly, (i) any claim under or action with respect to either Investor Limited Guarantee against Purchaser, any Guarantor or any Guarantor Related Party (each as defined in the applicable Investor Limited Guarantee) or (ii) any other claim under or action against Purchaser, any Guarantor or any Guarantor Related Party in connection with this letter, the Other Equity Commitments, the Investor Limited Guarantees, the Purchase Agreement, the Debt Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto (including any oral representations made or alleged to be made in connection herewith or therewith), other than, in any such case, Retained Equity Commitment Claims (as defined in the applicable Limited Guarantee) and claims set forth in the preceding paragraph, subject in each case to all of the terms, conditions and limitations herein and therein or (d) the occurrence of any event (other than the occurrence of the Closing) which, by the terms of the applicable Investor Limited Guarantee, terminates any Guarantor’s obligations or liabilities under such Investor Limited Guarantee.
Notwithstanding anything that may be expressed or implied in this letter, Purchaser, by its acceptance of the benefits of this letter, covenants, agrees and acknowledges that no person other than NorthStar and its successors and permitted assigns shall have any obligation hereunder and that, notwithstanding that NorthStar or any of its successors or permitted assigns may be a partnership, limited liability company or corporation, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of NorthStar or any of its successors or permitted assigns or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of NorthStar or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, for any obligations of NorthStar or any of its successors or permitted assigns under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.
This letter shall be treated as confidential and is being provided to Purchaser solely in connection with the Transaction. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of NorthStar. Notwithstanding the foregoing, and without prejudice to any other provision of this letter, this letter may be (a) provided to (i) Vendor and (ii) the advisors of Vendor, together with the advisors of Purchaser, provided each such party agrees to treat this letter as confidential, (b) referred to in the Purchase Agreement and (c) disclosed as may be required by law, rule or regulation of any governmental authority, regulatory agency, court or national stock exchange (provided that, to the extent practicable, Vendor will provide NorthStar an opportunity to review such required disclosure in advance of such disclosure being made).
This letter may be executed in counterparts. This letter and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State without regard to principles of conflict of law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of New York in the event any dispute arises out of this letter or any of the transactions contemplated by this letter, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action or proceeding relating to this letter or any of the transactions contemplated by this letter in any court other than such courts sitting in the State of New York.
EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
This letter may not be modified in any manner or in any respect other than by an agreement in writing signed by NorthStar and Purchaser.
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Very truly yours,
NORTHSTAR HEALTHCARE INCOME OPERATING PARTNERSHIP, LP

By: NorthStar Healthcare Income, Inc.
its sole general partner

By:     /s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Accepted and Acknowledged as of
the date first written above:
FC DOMINO ACQUISITION, LLC
By:    /s/ Christina K. Firth
Name: Christina K. Firth
Title: President

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